EXHIBIT 77 to Neuberger Berman
Equity Funds Form NSAR 08/31/08

File Number: 81100582
CIK Number: 000044402

SubItem 77C: Report of Votes of Shareholders

A special meeting of shareholders of
Neuberger Berman Fasciano Fund (Fasciano), a series of Neuberger Berman Equity Funds
(the Trust), was held on August 1, 2008.
Fasciano shareholders voted on the
following matter: To approve a Plan of
Reorganization and Dissolution involving
Fasciano and Neuberger Berman Genesis Fund
(Genesis), also a series of the Trust,
and the transactions contemplated thereby, including
(a) the transfer of all the assets of
Fasciano to, and the assumption of all the liabilities of Fasciano by, Genesis in exchange solely for two classes of shares of Genesis, (b) the distribution of those Genesis shares pro rata to shareholders of the respective two classes of Fasciano and (c) the dissolution of Fasciano thereafter.

Proposal To approve the Plan of Reorganization and Dissolution and the transactions contemplated thereby.

Votes For: 4,329,558,
Votes Against: 148,547
Abstentions: 273,368
Broker NonVotes: